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Exhibit 10.56

SECOND AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT

        THIS SECOND AMENDMENT (this "Second Amendment") TO AMENDED EMPLOYMENT AGREEMENT (the "Original Agreement") is made and entered into this 30th day of July, 2004, by and between Peregrine Systems, Inc., a Delaware corporation (the "Company" or "Peregrine") and Kenneth A. Sexton ("Employee").

RECITALS

        A.    Company and Employee are parties to the Original Agreement, which was made and entered into on March 6, 2003 effective as of June 24, 2002, and as approved by the bankruptcy court on February 27, 2003, as amended by the First Amendment dated as of April 5, 2004 (the "First Amendment") (as so amended, the "Existing Agreement"), pursuant to which Employee is employed as the Company's Executive Vice President and Chief Financial Officer.

        B.    The Company and Employee desire to modify certain terms of the Existing Agreement, as provided herein, and to continue the employment of Employee through the Termination Date (defined below).

        NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.     All defined terms used herein but not defined shall have the meaning set forth in the Existing Agreement.

        2.     Subject to Sections 7(B) and 7(D) of the Existing Agreement, the "Termination Date" shall be defined as 30 days after the latest to occur of (i) the date that PricewaterhouseCoopers delivers to the Company an audit opinion with respect to fiscal 2004 and consent for inclusion in the Annual Report on Form 10-K for the year ended March 31, 2004 (the "PWC Delivery Date"), (ii) the completion by Employee of the portions of the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30, 2003, September 30, 2003 and December 31, 2003 and Annual Report on Form 10-K for the year ended March 31, 2004 (the "Fiscal 2004 SEC Filings") for which he is responsible, and (iii) Employee's delivery to the Company of all certifications and representation letters required under Section 4(a) of this Second Amendment. For purposes of determining whether the PWC Delivery Date has occurred, if PricewaterhouseCoopers notifies the Company that it will not deliver an audit opinion solely as a result of the failure of a Company officer, other than Employee, to provide necessary certifications or representation letters, such notification date shall be deemed to be the PWC Delivery Date. Notwithstanding the foregoing, in no event shall the Termination Date be later than October 31, 2004. On the Termination Date, if the Company does not have "Cause" for termination as of the Termination Date (as such is defined in the Existing Agreement), Employee's employment as Executive Vice President and Chief Financial Officer of the Company will be deemed terminated without "Cause" (the "Termination").

        3.     The provisions of the Existing Agreement are modified, not modified, or not applicable as follows:

          Section 1.    Employment.    Section 1 of the Existing Agreement is amended to read in its entirety as follows.

            "Employment. The Company hereby employs the Employee as Executive Vice President and Chief Financial Officer of Peregrine to perform such duties as are customarily performed by the Executive Vice President and Chief Financial Officer of a company, provided that if the Termination Date has not occurred on or prior to October 1, 2004, the Employee shall serve only as Executive Vice President and shall no longer serve as Chief Financial Officer or perform the duties of the Chief Financial Officer.

          Section 2.    Term.    Section 2 of the Existing Agreement is amended to read in its entirety as follows.

            Term. The term of this Agreement commenced on June 24, 2002, and shall continue until the Termination Date (the "Term").

          Section 3.    Compensation/Benefits.

              (A)    Base Salary    Section 3A of the Agreement is not modified.

              (B)    Bonuses.    Section 3(B) of the Agreement is amended to read in its entirety as follows.

    Employee shall be eligible to participate in the Company's Management Incentive Compensation Program ("MICP") for fiscal year 2004 and fiscal year 2005 as follows:

            (i)    MICP Fiscal Year 2004:

    Employee's fiscal year 2004 MICP target bonus of $275,000 will be deemed to have been earned, and shall be paid to Employee, in the amount of $255,750, which has been calculated as follows:

    First Half Target Payout: $82,500 (30%) paid at 100% of target;
    Second Half Target Payout: $82,500 (30%) paid at 90% of target; and
    Full Year Target Payout: $110,000 (40%) paid at 90% of target.

    Employee shall be entitled to receive additional payments, representing the portion of the Second Half Target Payout and the Full Year Target Payout not paid (which, if each are paid at 100%, would result in a payment of an aggregate of $19,250) when audited financial statements for fiscal 2004 are available, if the Company determines that such additional payments under the MICP are payable to similarly situated executive MICP participants based on the Company's audited 2004 results.

            (ii)    MICP Fiscal Year 2005:

    For fiscal year 2005, Employee shall be eligible for MICP participation only for the first half of the fiscal year, or for up to 60% of the annual target bonus of $275,000, payable as follows:

    First Half Target: $165,000 (60%) to be paid at the same financial achievement rate as similarly situated executive MICP participants if Employee is actively employed on September 30, 2004, or is terminated without "Cause" prior to September 30, 2004; and
    Second Half Target: $110,000 (40%) will not apply and will not be paid.

              (C)    Benefits.    Section 3C of the Existing Agreement is not modified.

              (D)    Share Options.    Section 3D of the Existing Agreement is not modified.

              (E)    Restricted Shares.    Section 3(E) of the Existing Agreement is not modified.

          Section 4.    Expenses/Costs.    Section 4 of the Existing Agreement is not modified.

          Section 5.    No Setoffs.    Section 5 of the Existing Agreement is not modified.

          Section 6.    Protection of the Company.    Section 6 of the Existing Agreement is not modified.

          Section 7.    Termination.    Section 7 of the Existing Agreement is not modified.

          Section 8.    Additional Payments.    Section 8 of the Existing Agreement is not modified.

          Section 9.    Indemnification and Insurance.    Section 9 of the Existing Agreement is not modified.

          Section 10.    Miscellaneous.    Section 10 of the Existing Agreement is not modified.

        4.    Additional Provisions.    (a) Section 4(a) of the First Amendment is amended to read in full as follows:

          "(a) Whether or not Employee is Chief Financial Officer at the time, Employee agrees to provide certifications required by federal securities laws by the principal financial officer in connection with the Fiscal 2004 SEC Filings and any amendments thereto, as well as certifications and/or representation letters required by the Company and PricewaterhouseCoopers in connection with the Company's audited financial statements and Fiscal 2004 SEC Filings and any amendments thereto. Employee will not be expected to execute any certifications or representation letters the form and content of which Employee believes is not accurate."

          (b)   Section 4(b) of the First Amendment is amended to read in full as follows:

          "(b) Employee agrees to be available for consultation and will reasonably cooperate with the Company from time to time as requested by the Company in connection with any investigation of the Company or its former employees or directors by the SEC, DOJ, or FBI, or during any review by the SEC of the SEC Filings (as defined in the First Amendment) and the Fiscal 2004 SEC Filings or any amendment or restatement of the SEC Filings or the Fiscal 2004 SEC Filings if required for the period from which he leaves the employment of the Company until December 31, 2005, or such earlier date on which the Company terminates such consulting period in writing (the "Consulting Period"). Company agrees to compensate Employee at a rate of $225 per hour, plus reimburse expenses incurred as a result of this consultation. For purposes of clarification, Employee shall be considered a "Consultant" under the terms of the Stock Option Agreement and the Plan during the Consulting Period and to have a continuous status as Employee or Consultant during the transition from Employee to Consultant for the Consulting Period. Employee shall be allowed to keep the computer that was provided to him by the Company through this consultation period. At the conclusion of the consultation period, the computer will be returned to Peregrine."

          (c)   Section 4.(c) of the First Amendment is not modified.

        5.     The Existing Agreement remains in full force and effect, as modified by this Second Amendment.

        IN WITNESS WHEREOF, this Second Amendment has been signed on the date first written above.

COMPANY:
Peregrine Systems, Inc.
By:	/s/ JOHN MUTCH 8/30/04 John Mutch
EMPLOYEE:
/s/ KENNETH SEXTON 8/30/04 Kenneth Sexton

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  Exhibit 10.56
SECOND AMENDMENT TO AMENDED EMPLOYMENT AGREEMENT
RECITALS